Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2018 Second Quarter Conference Call Script

Call date: Tuesday, August 14, 2018

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2018 second quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call today.

We continued to build momentum in the second quarter as all four of our business segments delivered double-digit revenue growth and improved profit metrics. The contributions to our success are many and varied. We continue to benefit from two macro tailwinds: growing consumer demand for increased transparency in the food chain and the reopening of China to US beef imports, which is driving increased China-eligible beef verifications and associated sales of RFID tags. We also continued to benefit from our M&A strategy, which has expanded beyond its original emphasis to include a focus on software that helps our customers better manage their businesses and affords us another recurring revenue component. I’ll revisit the subject of recurring revenue in just minute, but first let me touch on some financial highlights for Q2.

Total revenue in the second quarter increased 27% year over year to a record $4.4 million from $3.5 million in the same quarter last year. As I mentioned, we achieved double-digit growth in all four revenue segments. That included:

•	Verification and certification revenue, up 20% year over year to $3.5 million. While some of this growth was due to the China effect on beef verifications, we also continued to see good organic growth across other standards, most notably non-GMO, animal welfare and sustainability.

•	Product sales, which consist of cattle ear tags, increased 68% to $496,000 – and nearly all that growth was attributable to China as more cattle ranchers engaged with our IMI Global unit to qualify their beef for export.

•	Software license, maintenance and support revenue increased 102% in the second quarter to $263,000 as our SureHarvest unit experienced increased demand for upgrades and enhancements to their SaaS offering.

•	Our software consulting services segment grew 13% year over year to $171,000 due to increasing demand for customer education and training services.

•	Second quarter gross profit increased 27% YOY to $2 million with margins flat at 45%.

•	Net income attributable to Where Food Comes From rose 184% to $177,000 and adjusted EBITDA increased 85% to $593,000.

•	For the six-month period, we achieved record revenue of $8.1 million, up 23% up from $6.6 million a year ago.

•	Again, all four revenue segments showed good growth. Verification and certification revenue was up 15% year over year with product sales up 58%. Software license, maintenance and support was up 90% year over year and software consulting increased 32% as SureHarvest is beginning to hit its stride.

•	Gross profit increased 23% year over year with gross margin flat at 46%.

•	Net income attributable to Where Food Comes From was up 20% to $212,000 and adjusted EBITDA was up 25% $948,000.

•	We generated $1.1 million in net cash from operations, up 42% year over year. Our balance sheet at mid-year remained very solid, with $3.8 million in cash, cash equivalents and short-term investments, up 10% over 2017 year-end. We had working capital of $3.7 million at mid-year.

Turning back to the subject of China, the trade war discussion is creating some short-term uncertainty in terms of expectations for continued growth in China-eligible beef verifications. Interest in US beef among China’s growing middle class is very strong, but if tariffs push prices too high it could eventually impact demand and this aspect of our business could slow down. A couple of things to keep in mind, though: One, China has only been open to US beef imports for a short time and our total China-related business represents only a small fraction of our overall revenue – so no matter what happens with China we anticipate Where Food Comes From will continue to deliver year-over-year revenue increases. Second, we believe both China and the US are motivated to resolve the dispute expeditiously – and we think many US producers are betting on that because we continue to onboard new beef customers. Remember, it takes time for producers to qualify their cattle for export because under China’s EV protocol, an RFID tag must be applied when the calf is born – and then that animal is tracked through the system for almost two years prior to shipping. So today, in light of the tariff discussion, producers who are just now implementing verification are essentially betting that, nearly two years down the line, when their cattle are eligible, the trade dispute will have been resolved. We think that’s a good bet.

In December 2016, we began a concerted effort to expand our recurring revenue model to include SaaS software offerings, and, as most of you know, we kicked things off with the SureHarvest acquisition. SureHarvest has a business model based on a SaaS offering and software consulting component that, as I described earlier, is demonstrating a nice growth trajectory. SureHarvest customers – ranging from growers of high value specialty crops – pay a renewable software subscription fee much like many of us pay for various apps and services. And much like our own experience with GoogleApps or Netflix, as long as the service is reasonably priced, professionally administered, and meets our needs, we would have to have a very compelling reason to unsubscribe.

Midway through the second quarter we took another step in the process with the acquisition of SOW Organic, which has a leading SaaS offering in the organic industry. This is my first opportunity to talk to you about SOW Organic so I want to spend a few minutes on this because it represents a substantial upside opportunity for our business.

SOW’s SaaS solution allows organic certification bodies to automate and accelerate new customer onboarding by converting cumbersome paper-based processes to digital format. SOW offers producers and handlers a more efficient way to become certified and to digitally manage their records on an ongoing basis, including completing annual certification requirements fully online. The benefits to certification bodies and customers alike include lower costs, improved workflow and increased productivity.

Let me give you a little flavor for the business opportunity. Under USDA regulations, any food producer doing more than $5,000 in annual organic sales must be certified under the National Organic Program (NOP). There are an estimated 25,000 these organic producers and 48 certification bodies in the U.S., Canada and Mexico. At present, only about 5% of them use the SOW product. So again, a lot of upside.

Our SureHarvest unit is coordinating the integration of Sow Organic and the refinement of the product in preparation for a more formal marketing effort expected to launch by year-end.

So, to recap, over the past 20 months we have added two new SaaS solutions – for sustainable and organic applications – that are based on a recurring revenue model that complements our legacy recurring revenue model. The contribution to our overall revenue is relatively small – about 7% at present – but the market for these solutions is large and relatively untapped, so we think the upside is significant.

Before I close, I want to touch on our recent transaction involving Progressive Beef. We purchased a ten percent membership interest in Progressive Beef, LLC, for an aggregate purchase price of $1.0 million payable in cash of $900,000 and 50,340 shares of common stock of Where Food Comes From, Inc.

Progressive Beef, LLC owns the Progressive Beef™ quality management system that focuses on process control, food safety, animal care, sustainability and responsible antibiotic use. The program is used by cattle feed yards across the U.S. and a national food wholesaler, who pay Progressive Beef on a per-head basis for the right to claim certification to the standard. Our IMI Global unit has been a certifier for this program for nearly 15 years.

Progressive Beef is right in line with a lot of the things we’ve been working on for years in terms of our verification work and through our participation in beef industry roundtables. We think there will be a lot of interest in the standard going forward from other players in the supply chain, including producers, packers, distributors and retailers.

So, we have a lot going on right now and are excited about what we think is a very bright future for Where Food Comes From. And with that, I’m now happy to take questions. Operator…

Question-and-Answer Session

Operator - Thank you. [Operator Instructions] Our first question comes from the line of Alex Tim with First Valentine.

Alex Tim - Hi. Congratulations on the quarter. I just have two quick questions. Your sale for software integration expenses, are they done for the year or are there any more remaining costs?

John Saunders - That's a good question. We staggered out over the course of the year so my gut would be -- I could give the specifics on that, that we have a balance of that coming for the rest of the year and then sales forces is in annual contract. So it's ongoing.

Alex Tim - All right. And just customer retention rate, how they changed with this China news?

John Saunders - How the customer retention rates changed?

Alex Tim - Yes. The overall trends, how they changed.

John Saunders - Oh, yes. Our business has been extremely sticky over the years and barring any major swings in export markets. We typically retain the majority of our customers somewhere around 90%. With China, yes we're experiencing mostly new on-boardings from those customers that we started with last year I would say close to 100% of them have renewed.

Alex Tim - All right. Thank you very much.

John Saunders - Thank you.

Operator - Thank you. [Operator Instructions] Our next question comes from the line of Terry Thompson [ph], Private Investor.

Unidentified Analyst - Good morning, John. Congratulations again. Can you hear me okay?

John Saunders - Yes. Thank you.

Unidentified Analyst - Can you hear me okay?

John Saunders - Yes. Go ahead. Yes, sir. Go ahead.

Unidentified Analyst - I know that the tariff thing has been an influence. It's my understanding that the President's aim is not to increase tariffs, it's to get the other countries to decrease their tariffs and if he is able to achieve that, do you see that as a positive state for Where Food Comes From?

John Saunders - That's a good question. I'll answer the first part and then I'll let Leann give a little bit of her insight into what she thinks is going on in the market. I do think that there's a lot of different markets that the President is looking at when he's negotiating specifically with China. Our experience thus far with all of the discussion around the tariffs has been almost none at all. So we really haven't seen any impact coming back to the market.

Unidentified Analyst - Good.

Leann Saunders - Hi, Terry. How are you this morning?

Unidentified Analyst - I'm doing great, Leann. How are you all doing?

Leann Saunders - Oh, good.

Unidentified Analyst - Good.

Leann Saunders - What we're seeing from those that are looking at these trade negotiations and these trade agreements all the time is that there seems to be a lot of hype, obviously in the media regarding some of what's happening. I think it's great headline news, but when you look at the fundamentals in the marketplace, they really haven't changed. It was a huge win, I think for both countries who are beat to get access. So because of that, I don't see it going backwards too much. One of the unique things about US Beef going into China is that it's fairly inelastic when it comes to pricing because it's very unique. Really the only other country that competes head-to-head with US Beef based on quality and it being a grain-set product is Canada, and that really is the only other market going into China that is exactly like that from a quality perspective. So it can handle a little bit of more pressure price-wise from a tariff's perspective making it more inelastic.

So, so far with shipments going into China, there hasn't been a change, in fact even last weeks. The last two weeks' went to check and then put in place and there was already a tariff on it before, remember that. It's still holding strong on shipments and everybody is really optimistic in the marketplace. I'm hopeful that that continues, but again, we'll just have to wait and see, Terry.

Unidentified Analyst - Yes. You mentioned headline in those. I don't even know on a TV because I'd rather be uninformed and misinformed. It seems to me China needs our food a lot more than we need their exports, bottom line. I'm not all that concerned about it, I just was curious how it looked from your end of perspective. Again, congratulations and onward and upward. Thank you.

Leann Saunders - Thanks, Terry. Just one quick add-on because I do think it's important. When you look at a commodity that is more commoditized internationally like pork, there has been some slight changes in shipments on pork. It's not shut down and pork is still going into the market, but it's been a little bit more impactful -- pork. Herds too have an impact, that they seem to come and go and even with NAFTA, with Mexico and Canada being strong export market for protein, even with all of what you hear in the news, I think those agreements will come out favorable for all countries because we are exchanging different products. I think it will end up good in the long run.

Unidentified Analyst - Fantastic. Again, thank you very much.

Operator - And our next question comes from the line of Marc Robbins with Catalyst Research.

Marc Robbins - Hey, thank you. Good job on the quarter, very nice to see. Bring me up to date on the Where Food Comes From labeling product -- the food label that would go on, packages of maintenance so forth, yogurt.

John Saunders - Sure. We bring on new labeling customers literally everyday. What we're finding right now, Marc, is that a lot of it is B2B based. So we're doing it at the distributor level. Even yesterday, a long term customer of ours, you're actually familiar with them, Marc, because we serve some of their beef up at your event event -- Country Natural Beef recently launched a program with one of the leading distributors, high-end supplier to restaurants, new pork meats and that product is certified -- be aware if it comes from the labels right on the box.

So, even though you may not see it on consumer packages or the growth there continues to move forward everyday, but there literally are millions of products out there. The process of bringing on new customers is one that we focus on a lot and we got some big customers that we'll be talking about the near term, but not all of it is a retail level.

Marc Robbins - And it also seems that in some degree, there's a little bit of the bartering. I don't know if that's the correct word or not, but the bartering for the label, rather than having as it was originally introduced two or three years ago, a penny-per-pound or penny-and-a-half per pound or whatever at the retail counter -- are you seeing any swaying back and forth as to how that gets paid or is pretty static from the last couple of years?

John Saunders - We continue to have the program that you just mentioned. We bill on a per-pound basis. The only alternative that we don't bill that fee is if the customer is a 100%-verification partner for us. If we're conducting the on-site audits, the labeling associated with the verification of that product goes along with the verification itself. But that's the only alternative. So as we continue to go with customers and Country Natural Beef is a great example of it, they market to probably 100 or 200 different retailers, or distributors, or call outs. So every one of those customers is a target for us to co-brand with Country Natural Beef. So that process that we go through, if you can think whether it's McDonald's, or Danone, as we look down the road, we are always trying to partner with them to carry that brand out. And again as I've mentioned in the past several times, real estate on a consumer-based package is very, very tight and it's very difficult to convince even with a program where 100% of the verifications are done to move that program through to the consumer because the cost money to do that, you have to educate consumers so on and so forth.

Again, we're very pleased with where we're at, Marc. The penetration that we continue to get is very successful, although it may not be on a Quarter Pounder with Cheese.

Marc Robbins - No? Okay. I'd like to see it on one of the McDonald’s boxes. As I recall, the business still dramatically seasonal and how does that play out?

John Saunders - Great question. The most seasonal industry that we operate in is the beef industry. So as the beef industry becomes more prominent as it is with China, you will see some seasonality. So we're anticipating a really strong third and fourth quarter as we have had in the past. As we have implemented other parts of our business like SaS and in the other industries that we verify, they file us, seasonal in nature. So we could see a little bit of a bump this year just because of China, Marc. But I think in general, we've done quite a bit to balance that out.

Marc Robbins - Okay. And then lastly, I'm sorry, my knowledge of agriculture is a little limited, but I do understand that Portland is the leading exporting port for wheat. I guess my question is -- it's kind of a weird one, so I apologize -- is wheat used as a grain material for feeding any animals? Or is it just purely bread grain, cake grain?

John Saunders - I'm sure it's both. My assumption was that would be the majority is for human consumption. There's by-product, some off of wheat specifically. But whereas corn and even soy beans would be used a lot more for animals consumption, I think wheat is primarily human.

Marc Robbins - The reason why I asked is although it's not publicized like a horrible fires in California, there's just a humongous fires in the wheat lands of all places -- around the Dallas and upper desert of mid Oregon or eastern Oregon. I was just wondering, I'm kind of thinking it might have an effect on the overall price because it eliminated just all kinds of acreage. All right. Thank you. I'll get back in the line again. Keep up the good work.

John Saunders - Thanks, Marc.

Operator - Our next question comes from the line of Mike Andrews [ph], Private Investor.

Unidentified Analyst - Good morning. The software side of the story is sort of really what excites me. You talked a little bit about the market size for So Organic. Can you give us a little bit of an idea, the market size for the SureHarvest system as well?

John Saunders - Great question. It is very difficult to do in some ways. Although we do have the President to look at specific industries and probably the one that we've spent the most time is the almond industry. The mechanism that SureHarvest use to operate in their own industry, is one where on an annual basis, there's the service that's provided in addition to the core software that has delivered to the producers of the almond industry. So every year, there's almond producers that are logging into the SureHarvest's front system. They're completing a self-assessment and they're being compiled into a data aggregation system -- for lack of a better word. SureHarvest then has a very technical staff which then analyzes that information and provides scientific basis for the almond industry to use that data to talk about current issues that they're dealing with from their consumer-standpoint.

Over the last 10 years, there has probably been maybe a 20% to 25% increase in that revenue associated with the almond industry, although there has been a much bigger uptake from the producer standpoint. So the reason for me telling you a story is that I really believe that within an industry, when you develop an industry such as the almond industry or the wine-grape industry, or the hazelnut, or the avocado, or the strawberry, you have a certain amount of capacity within that industry to support the sustainability efforts and the self-assessment efforts. Meaning that that software is going to be able to accomplish certain things for that industry. I don't think you're going to see exponential growth within the almond industry at this point in the maturity of the relationship between SureHarvest and the almond industry.

What's important about that is that we have to go identify those other industries and those other entities which are looking to benchmark and to use their self-assessment model and then the services, the technical services of SureHarvest. The almond industry is obviously the largest industry, but what we've identified and I've talked about at several times in the past or all the other industries that we work with on a day-to-day basis of Where Food Comes From. Over the last few years since the acquisition of SureHarvest, we've made introductions into the beef industry, in the pork industry, in the dairy industry to offer the same services and the replication and the expertise that SureHarvest is able to provide the customers that they've had over the past several years.

So the longer than short of it is that the growth within SureHarvest is to identify other industries of production, high-valued specialty crops, other proteins to replicate the same relationship that SureHarvest has with the existing industries to those industries. Did that help at all?

Unidentified Analyst - Yes, it does. Is it safe to say that some of those industries would be substantially larger than the almond industry?

John Saunders - Great question. Probably not. I think almonds are one largest commodity that we produce interestingly enough, specially from an exported standpoint. I'd say they're probably fairly similar.

Unidentified Analyst - What's the timing of introducing the ship -- I know you mentioned it a little bit on the last call, you were working on introducing it to some other industries. What's the timing of it having the software ready to go and really push out or introduce to some of these other industries?

John Saunders - The implementation of the software is relatively short, probably three to six months. The sales funnel in the cycle is what's difficult to predict and it could take years, in many cases it does. Even though the introductions have been made, it's a long-term proposition. So SureHarvest in the almond industry is an excess of 10 years.

Unidentified Analyst - Got it. Thanks, guys.

John Saunders - You got it, Mike. Thanks for the questions.

Operator - All right. We have reached the end of our question-and-answer session. I would like to turn the floor back to John Saunders for closing comments.

John Saunders - Thanks, everybody. We look forward to talk to you again in three months.

Operator - This concludes today's teleconference. You may disconnect your lines at this time and thank you for your participation.